EXHIBIT 99.1

Iconic Brands Announces Appointment of Tom Martin as

Interim CEO and Intention to Change Corporate Name to

“TopPop Innovative Brands, Inc.” and Ticker Symbol to

 “TPOP”

•	Tom Martin, a 40-year veteran of the packaging industry, has assumed the interim Chief Executive Officer role, effective July 1, 2022.

•	The proposed name change to TopPop Innovative Brands, Inc., and ticker change to “TPOP” reflect the Company’s core mission and commitment to sustainable packaging solutions.

•	Majority of Company’s revenue is currently attributed to TopPop packaging business.

•

Changes mark a milestone in the Company’s evolution from a focus on adult beverage/celebrity brand-building to a focus on innovation, development, and delivery of alcohol and non-alcohol beverages, foods and frozen treats.

•	TopPop will continue to provide global consumer brands, products and retailers with high-quality packaging capabilities that reduce waste and improve efficiencies.

AMITYVILLE, NY — July 7, 2022 — Iconic Brands, Inc. (OTCQB: ICNB) (“Iconic” or the “Company”), a leader in the development, design and delivery of alcohol and non-alcohol beverages, announced today that, subject to receipt of stockholder and FINRA approval, it plans to change its corporate name to “TopPop Innovative Brands, Inc.”, and to change its stock ticker symbol to “TPOP,” replacing the Company’s current ticker symbol “ICNB”. The Company has appointed Tom Martin, founder and CEO of TopPop LLC, a wholly owned subsidiary of the Company (“TopPop”), as interim Chief Executive Officer of the Company. Mr. Martin has served as President and Chief Operating Officer of TopPop and has been with Iconic since TopPop was acquired in July 2021.

 These changes demonstrate the Company’s commitment to focusing on its core growth markets and opportunities, and its leadership in sustainable flexible packaging solutions for the food and beverage industry.

“I want to express my deep appreciation to the Iconic team members and Iconic investors for making our progress to this point possible. I believe TopPop is on a solid growth trajectory. We have built a new 65,000-square-foot facility to expand capacity and to keep up with growing customer demand, and we achieved full-scale production capability at the end of March 2022. In addition, we launched Bellissima Zero, a new line of zero-sugar still wines. I believe it is time to rename the Company to align more closely with its core innovative packaging business and prepare the Company to list on a national exchange. The sustainable flexible packaging business continues to grow rapidly, as brands and retailers are increasingly looking for U.S. packaging solutions that enhance their products and brand portfolios while also lowering packaging costs and reducing waste. Our capabilities enable our customers to provide a healthier and more environmentally friendly end product to consumers,” said Mr. Martin.

1

Mr. Martin continued, “The demand for our ready-to-go drinks and our ready-to-freeze (RTF) and ready-to-drink (RTD) products has been impressive. We expect to manufacture approximately 80 million units in 2022, up from 8 million units in 2020. I believe the shift in consumer demand for flexible packaging solutions in the food, beverage and health categories is key to our success. We also intend to utilize Iconic’s Bellissima line of products and other assets in new ways and to continue to grow those brands. I am thankful for the board of directors’ confidence in me, and I look forward to the continued success of the Company as we move forward.”

Tom Martin has been in the primary and secondary packaging industry for over 40 years. He is a co-founder of TopPop Packaging, which was built by capitalizing on the idea of alcohol-infused adult ice pops and single-use food and beverage products.

About Iconic

Iconic Brands, Inc (OTCQB: ICNB), is a leader in the development, design and delivery of alcohol and non-alcohol beverages. TopPop, Iconic’s wholly owned subsidiary, is a leader in the innovation of low-calorie, “ready to go” drinks and ready-to-freeze (RTF) and ready-to-drink (RTD) products in sustainable, flexible and stand-up pouch packaging, and in the alcohol ice-pop and “cocktails-to-go” market. Iconic’s brands include “Bellissima” by Christie Brinkley, a premium better-for-you and better-for-the-planet collection of prosecco, sparkling wines and still wines, all of which are certified vegan and made with organic grapes. Bellissima is strategically positioned with its zero sugar wines in the zero sugar beverage category. Iconic operates in multiple states, distributes around the globe and has Fortune 500 customers that include some of the world’s largest alcohol beverage companies and brands.

Please visit Iconic’s websites and follow us on social media.

Websites: Iconicbrandsusa.com; bellissimaprosecco.com; toppoppkg.com; sonjasangria.com

Twitter: @iconicbrandsus; @Sonja_Sangria

Instagram: @IconicBrandsUSA; @BellissimaProsecco; @sonja_sangria

LinkedIn: Iconic Brands USA; TopPop Packaging

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management; are not guarantees of performance; and are subject to significant risks and uncertainties. These forward-looking statements should, therefore, be considered in light of various risks, including those set forth in Iconic’s reports that it files from time to time with the U.S. Securities and Exchange Commission and that you should review, including those statements under “Item 1A – Risk Factors” in Iconic’s most recent Annual Report on Form 10-K.

Contact

ir@iconicbrandsusa.com

2